Exhibit 99.1

PRESS RELEASE

For Release September 21, 2011

FullCircle Registry, Inc. Announces Letter of Intent to Purchase Another Theater

SHELBYVILLE, Ky., Sept. 21, 2011 -- FullCircle Registry, Inc. ("FullCircle") (OTC Bulletin Board: FLCR) today announced that that it’s wholly owned subsidiary, FullCircle Entertainment, Inc., is currently in the process of negotiating its second movie theatre acquisition.

On September 20, 2011, FullCircle Entertainment, Inc., entered into a non-binding letter of intent to acquire the Movie Palace, a 12-screen movie theatre complex located in Elizabethtown, Kentucky.

The company has retained an independent certified public accounting firm to audit the finances of the movie theatre, and has hired an independent appraiser to value the theatre, the property, and its assets.   Movie Palace is in the process of converting from traditional film projection to digital projection with silver screens.  The digital movie upgrade project is expected to be completed in late October of 2011.

Mr. Frohreich stated, "While many exciting challenges are still ahead, I remain optimistic about FullCircle's prospects for the future. We will continue to notify our shareholders as soon as possible once we have determined whether we will move forward with this acquisition.”

Mr. Frohreich stated further, “In keeping with the business model we continue to look for profitable businesses in need of an exit strategy.  We continue to be in discovery and negotiations to expand our company.”

Forward-Looking Statements Disclosure

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

Source:

FullCircle Registry, Inc.

161 Alpine Drive

Shelbyville, Kentucky, 40065

Contact: Norman L. Frohreich, CEO, 502-410-4500